Exhibit 5
Unofficial translation of the powers of attorney granted by Infraestructura y Transportes México, S.A. de C.V. in favor of Daniel Muñiz Quintanilla.
     “BOOK NUMBER THREE THOUSAND THREE HUNDRED SIXTEEN.
     PUBLIC DEED ONE HUNDRED THIRTY SIX THOUSAND EIGHT HUNDRED EIGHTY FIVE.
     IN MEXICO, FEDERAL DISTRICT, on May twelve of two thousand nine, before me, MR. CECILIO GONZÁLEZ MÁRQUEZ, Notary Public number one hundred and fifty one of the Federal District appeared Mr. ALBERTO DE LA PARRA ZAVALA, in his capacity of Delegate of “INFRAESTRUCTURA Y TRANSPORTES MÉXICO”, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, and:
     Requested this notary to formalize relevant sections of the General Annual Ordinary Shareholders Meeting Minutes of the mentioned corporation, held in Mexico City, Federal District, on April twenty nine of two thousand eight at the twelve hours.
Mr. De La Parra Zavala shows to me and I give faith that I have seen the respective minutes, which are contained in a separate file from the Shareholders Meeting Minutes Book, which pursuant to the declaration made under oath and to article ninety four of the General Law of Mercantile Companies (Ley General de Sociedades Mercantiles), was not available at the moment in which the Meeting took place. Pursuant to your request, I transcribe the relevant sections of the relevant minutes, which consist of fifteen useful pages with text only on one side and are signed by the President, the Secretary of the meeting, the Alternate Examiner Series B, the Proprietary Examiner Series C and the Tellers; and the exhibit of the minutes which consists of one useful page with text only on one side, which contains the attendance list and the vote count; a certified copy of such documents is attached to the appendix of this deed marked with the letter “A” and of such minutes I copy the relevant sections as follows:
“INFRAESTRUCTURA Y TRANSPORTES MÉXICO, S.A. DE C.V.
GENERAL ANNUAL ORDINARY SHAREHOLDERS MEETING
APRIL 29 2008
     In Mexico City, Federal District, corporate office of Infraestructura y Transportes México, S.A. de C.V. (hereinafter the “Company”), at 12:00 hours of April 29, 2008, Messrs. Alejandro Hernández Adams and Fabiola Alvarado López on behalf of Grupo México, S.A.B. de C.V., with Federal Taxpayers Registry number GMB-990903BH9, Messrs. Quintín Humberto Botas Hernández and Alejandro Archundia Becerra on behalf of Grupo Carso, S.A.B., de C.V., with Federal Taxpayers Registry GCA-900524-1G1 and Mr. José Heredia Bretón on behalf of Sinca Inbursa, S.A. de C.V., with Federal Taxpayers Registry SIN-970729-SI1 shareholders of Infraestructura y Transportes México, S.A. de C.V., appeared with the purpose to hold a General Annual Ordinary Shareholders Meeting of the Company, which was duly convened through a notice published in the newspaper El Universal on April 14, 2008, a copy of which is added to the file of these minutes. In addition Messrs. Alfredo Casar Pérez, proprietary member of the Series B, Mr. Alberto de la Parra Zavala, Secretary of the Board of Directors, Francisco Javier Soní Ocampo and Raul Humberto Zepeda Ruiz, Alternate Examiner of the Series “B” and Proprietary Examiner of the Series “C” of the Company respectively, attended to the meeting.

     The Meeting was lead by Mr. Alfredo Casar Pérez and Mr. Alberto de la Parra Zavala acted as Secretary of the Meeting.
     The President manifested that, in accordance with clause Twenty Second of the by-laws, he designated Fabiola Alvarado López and Alejandro Hernández Adams as Tellers, who after accepting their title, performed the vote count for which they reviewed the stock ledger and documents that contain the authority of the shareholders’ representatives. The Tellers prepared an attendance list, which is added to the file of these minutes and which sets forth that in this Meeting are represented 999,998,299 shares of the 1,000,000,000 shares that are outstanding of INFRAESTRUCTURA Y TRANSPORTES MÉXICO, S.A. DE C.V., which represent 99.9998% of the total shares representing the capital stock that have been issued, paid and currently outstanding; the vote count and the attendance list are considered herein reproduced as if they were inserted.
     Based on the result of the vote count which was duly certified by the Tellers and considering that the Meeting was called pursuant to the terms and the form set forth in the by-laws of the Company, the President declared the meeting legally installed.
     Following, the President informed the attendees that the voting would be made in an economic form pursuant to clause Twenty Second of the by-laws.
     Following the request of the President, the Secretary read the Agenda, which is transcribed as follows:
AGENDA
     ...
     IV. Appointment and/or ratification of the members of the Board of Directors and Examiners of the Company.
     ...
     VI. Proposal, discussion, and if applicable, approval of the revocation and granting of powers of attorney by the Company.
     VII. Designation of delegates that will perform and formalize the resolutions adopted by this General Annual Ordinary Shareholders Meeting.
     The shareholders, by unanimous votes, approved the legal installation of the Meeting and the proposed Agenda, proceeding to discuss the points contained as follows: ...
     FOURTH POINT.-
     ...
     SIXTH POINT.- In connection with the Sixth point of the Agenda, the President explained to the Shareholders the need to revoke all the authority granted to Mr. Daniel Chávez Carreón and the granting of new powers of attorney to other officers.
     A description of the authority granted to Mr. Daniel Chávez Carreón that would be revoked was read to the Shareholders:
     ...
     The Shareholders analyzed the information and after they listened to explanations and clarifications, once the Meeting considered the information that was provided, the Meeting adopted unanimously the following:
RESOLUTIONS
     SEVENTEENTH.
     ...
     EIGHTEENTH. The Meeting authorizes the granting of the following powers of attorney in accordance with the current corporate policies:

     A. In favor of Alberto de la Parra Zavala, Daniel Muñiz Quintanilla, Enrique Nava Escobedo, Octavio Javier Ornelas Esquinca, in the following terms:
     1.- General power for lawsuits and collections with all the general and special faculties, including the faculties that require a special clause pursuant to the law, in accordance with the first paragraph of Article 2554 and Article 2587 of the Civil Code for the Federal District (Código Civil para el Distrito Federal) and its correlatives of the Federal Civil Code (Código Civil Federal) and the Civil Codes of the States of the Republic (Códigos Civiles para los Estados de la República), including the authority to withdraw, including from “amparo” proceedings, file [civil] suits and criminal suits, compromise, appoint arbitrators, absolve and [determine the Company’s approach and strategy], recuse judges, receive payments, file all types of procedural acts, consent to judgments, make biddings, intervene in investigations and criminal procedures in which the Company is a party, assist the Public Ministry (Ministerio Público), [participate] as a civil party and enforce actions relating to payment of damages, withdraw from all of the mentioned proceedings, grant pardons and in general perform all legal acts necessary for the defense and protection of the rights of the Company before all classes of authorities and Civil, Administrative, Mercantile, Federal, State, Municipal, Military and Labor courts, including the Ministry of Labor and Federal and Local Labor courts.
     This power of attorney expressly authorizes the attorneys-in-fact to appear in the conciliatory stage and in each and all stages, hearings and diligences to take place in labor trials referred to by Articles 876, 878 and other related Articles of the Federal Labor Law (Ley Federal del Trabajo), including the authority set forth in Article 11 of the Federal Labor Law (Ley Federal del Trabajo).
     This power of attorney will be exercised individually by the persons mentioned above.
     2.- Power of attorney for acts of administration in accordance with the second paragraph of article 2554 for the Civil Code for the Federal District (Código Civil para el Distrito Federal) and the civil codes of the Sates of the Republic (códigos civiles para los Estados de la República), including the authority to acquire all classes of goods and rights. This power of attorney shall be exercised jointly with another person that has been granted the authority to perform these acts.
     3.- Power to grant special powers of attorney and to revoke the powers that has granted. For the granting and revocation of powers of attorney with the authority described in paragraph 1 above, the attorneys-in-fact may act individually and for the granting and revocation of powers of attorney with the authority described in paragraph 2 above, the attorneys-in-fact shall act jointly with another person that has the authority to perform such acts.
     B. In favor of Alfredo Casar Pérez, Octavio Javier Ornelas Esquinca and Daniel Muñiz Quintanilla, in the following terms:
     1.- Power of attorney to open and cancel bank accounts and investment accounts, make charges to such accounts and designate authorized persons and revoke such designations; this power of attorney shall be exercised jointly with another person that has the authority to perform these acts.
     The powers of attorney granted in section A have been granted to the attorneys-in-fact independently of any other powers of attorney that the Company has granted to them before this meeting. The powers of attorney previously granted may also be exercised by the attorneys-in-fact in the terms that were granted and until they are expressly revoked or resigned.
     SEVENTH POINT.
     ...

     It is stated that from the beginning until the end of this Meeting, all the shareholders and their representatives were present.
     Having no further matters to discuss, the Meeting was suspended in order to draft the corresponding minutes, which once read, were approved by the attendees and signed by the President, the Secretary and the examiners.
     The Meeting ended at 13:30 hours of April 29, 2008.
     Mr. Alfredo Casar Pérez.- President.- Mr. Alberto de la Parra Zavala.- Secretary.- Mr. Francisco Javier Soni Ocampo.- Alternate Examiner Series B.- Mr. Raul Humberto Zepeda Ruiz.- Proprietary Examiner Series C.- Mr. Alejandro Hernández Adams.- Teller.- Ms. Fabiola Alvarado López.- Teller.” Signatures.
     Mr. De la Parra Zavala grants the following:
CLAUSES
     FIRST.- The relevant sections of the General Annual Ordinary Shareholders Meeting Minutes of the Company named “ INFRAESTRUCTURA Y TRANSPORTES MÉXICO”, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, held in Mexico, Federal District on April twenty nine two thousand eight, at the twelve hours are formalized in the terms previously transcribed.
     SECOND.-
     ...
     THIRD.-
     ...
     FOURTH.-
     ...
     FIFTH.-
     ...
     SIXTH.-
     ...
     SEVENTH.- The agreement to grant in favor of Messrs. ALBERTO DE LA PARRA ZAVALA, DANIEL MUÑIZ QUINTANILLA, ENRIQUE NAVA ESCOBEDO, OCTAVIO JAVIER ORNELAS ESQUINCA and ALFREDO CASAR PÉREZ a general power of attorney is formalized pursuant to the terms of the minutes that are formalized through this instrument.
LEGAL CAPACITY
     Mr. De la Parra Zavala represents, under oath, that the Company has the legal capacity to celebrate this act and justifies the representation that he has of the Company, which has not been revoked or modified in any manner, with documents that shows to me and that I, the Notary, describe in the appendix of this deed marked with letter “B” in order to be transcribed in the counterparts to be issued of this deed.
     I, THE NOTARY, GIVE FAITH, THAT:
     I.- I identified myself as Notary to Mr. De la Parra Zavala;
     II.- That I had on sight the documents mentioned in this deed and the documents described in the appendix of this deed;
     III.- I do not have any indication that the minutes being formalized through this instrument are false;
     IV.- I informed Mr. De la Parra Zavala of his right to read personally this instrument;

     V.- In compliance with Article Twenty-seventh of the Federal Tax Code (Código Fiscal de la Federación), Mr. De la Parra Zavala proved to me that the shareholders of the Company are registered with the Federal Taxpayers Registry.
     Copies of the tax identifications of the shareholders are added to the appendix of this deed marked with letter “C”.
     VI.- Mr. De la Parra Zavala and the Company have the legal capacity to contract and bind themselves.
     VII.- That I personally know Mr. De la Parra Zavala, who after being told by the undersigned Notary Public of the felonies that are incurred by persons who declare false information, declared that:
     He is Mexican by birth, from Mexico, Federal District, where he was born on September five nineteen sixty six, married, lawyer, with an address at Campos Elíseos number four hundred, section Lomas de Chapultepec, Delegation Miguel Hidalgo, Federal District.
     After being read this deed to Mr. De la Parra Zavala, I explained its value and the legal consequences of its content. Mr. De la Parra Zavala expressed his conformity with the deed and granted, ratified and signed this deed on May twelve of two thousand nine. This deed is authorized definitively by me.- I give faith.
ALBERTO DE LA PARRA ZAVALA.- SIGNATURE.- C. GONZÁLEZ.- SIGNATURE.- AUTHORIZING SEAL.”
     DOCUMENTS MARKED WITH LETTER “C” OF THE APPENDIX OF THIS DEED.
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